AGREEMENT AND PLAN OF MERGER

By and among

RESOLVE STAFFING, INC.

ELS ESI MERGER SUB LLC

and

ELS EMPLOYER SERVICES, INC.

As of October 1, 2006

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of October 1, 2006, by and among Resolve Staffing, Inc., a Nevada corporation (“Resolve”), ELS Employer Merger Sub LLC, an Ohio limited liability company (“Merger Sub”) and ELS Employer Services, Inc., a Michigan corporation (“ELS ESI”).

Preliminary Statements

A.  The issued and outstanding capital stock of ELS ESI is set forth on Exhibit A hereto; and

B.  Resolve owns 100% of the issued and outstanding stock of Merger Sub; and

C.  It is proposed that Merger Sub be merged with and into ELS ESI, with ELS ESI as the surviving corporation (the “Merger”), and that the presently issued and outstanding shares of common stock, without par value, of ELS ESI be converted into merger consideration as set forth herein; and

D.  The Boards of Directors and shareholders of ELS ESI and the sole member of Merger Sub have each approved the Merger upon the terms and conditions set forth herein and have approved this Agreement; and

E.  ELS ESI and Merger Sub desire to enter into and carry out the transactions contemplated by this Agreement in accordance with the terms hereof, and the provisions of the Ohio Revised Code and the Michigan Business Corporation Act; and

F.  The parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

Capitalized terms used herein but not defined herein shall have the respective meanings given such terms in Article IX hereof.

Agreement

In consideration of the premises, mutual covenants and agreements contained herein and the benefits to accrue to the parties hereto, and subject to the satisfaction or waiver of the conditions contained herein, the parties hereto hereby agree as follows:

ARTICLE I.
THE MERGER
Section 1.01  Merger into ELS ESI.

At the Effective Time on the Effective Date (each as hereinafter defined), Merger Sub shall be merged with and into ELS ESI, with ELS ESI (hereinafter sometimes called the “Surviving Corporation”) as the surviving corporation of the Merger. Following the Effective

Time, the corporate existence of ELS ESI shall continue unaffected and unimpaired, and as the Surviving Corporation of the Merger, ELS ESI shall continue to be a corporation governed by the laws of the State of Michigan. On the Closing Date, ELS ESI and Merger Sub shall cause (a) a Certificate of Merger to be executed and filed with the Secretary of State of Ohio in form required by the Ohio Revised Code (the “Ohio Certificate of Merger”); and (b) a Certificate of Merger to be executed and filed with the Secretary of State of Michigan in form required by the Michigan Business Corporation Act (the “Michigan Certificate of Merger”).

Section 1.02  Effective Time and Effective Date

. The effective date of the Merger shall be October 1, 2006 (the “Effective Date”), and the effective time of the Merger shall be 12:01 a.m. on October 1, 2006 (the “Effective Time”).

Section 1.03  Effects of the Merger

. The Merger shall have the effects set forth in the Michigan Business Corporation Act, as amended.

Section 1.04  Articles of Incorporation and Code of Regulations

.

(a)  The articles of incorporation of ELS ESI, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b)  The bylaws of ELS ESI as in effect immediately prior to the Effective Time shall be the code bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

Section 1.05  Directors

. The directors of the Surviving Corporation from and after the Effective Time, and until the earlier of their respective death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, shall be the directors of ELS ESI.

Section 1.06  Officers

. The officers of the Surviving Corporation from and after the Effective Time, and until the earlier of their respective death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, shall be the officers of ELS ESI.

Section 1.07  Rights and Obligations.

At the Effective Time, the separate existence of Merger Sub shall cease, and in accordance with the terms of this Agreement, ELS ESI shall possess and be vested with all of the rights, privileges, franchises, immunities and powers and all property (real, personal or mixed) of Merger Sub, debts due to Merger Sub, choses in action and all other things belonging to Merger Sub, and ELS ESI shall be subject to all of the restrictions, liabilities, disabilities and duties of Merger Sub.

The identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of ELS ESI shall continue unaffected and unimpaired by the Merger.

CLOSING

Section 1.08  Closing

. The closing of the transactions contemplated hereby (the “Closing”) shall be held as of 12:01 a.m., as of October 1, 2006 at the offices of Taft, Stettinius & Hollister LLP, 425 Walnut Street, Suite 1800, Cincinnati, Ohio 45202, unless another date or place is agreed to in writing by the parties hereto. The date upon which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 1.09  Deliveries by Merger Sub to ELS ESI

. At the Closing, Merger Sub shall deliver to ELS ESI:

(a)  the resignations of all officers and managers of Merger Sub;

(b)  the stock books, stock ledgers or other records reflecting the ownership of all outstanding membership units, minute books and corporate seals, if any of Merger Sub;

(c)  a certificate of the sole member of Merger Sub certifying, as complete and accurate as of the Closing, as to attached copies of the Articles of Organization of Merger Sub and all necessary action on behalf of Merger Sub approving its execution, delivery and performance of this Agreement;

(d)  a certificate of good standing of Merger Sub issued by the Secretary of State of Ohio;

(e)  a certificate of good standing of Resolve issued by the Secretary of State of the State of Nevada;

(f)  certificates for shares of Resolve Common Stock (defined below) issued in accordance with Section 2.04; and

(g)  a promissory note, duly executed by Resolve, in accordance with Section 2.04.

Section 1.10  Deliveries by ELS ESI to Merger Sub

. At the Closing, ELS ESI shall deliver to Merger Sub:

(a)  a certificate of the Secretary of ELS ESI certifying, as complete and accurate as of the Closing, as to attached copies of the Articles of Incorporation and Bylaws of ELS ESI and all necessary corporate action on behalf of ELS ESI approving its execution, delivery and performance of this Agreement; and

(b)  a certificate of good standing of ELS ESI issued by the Secretary of State of the State of Michigan.

Section 1.11  Conversion of Equity.

(a)  At the Effective Time on the Effective Date, (i) all shares of common stock, par value $1.00 per share, of ELS ESI (“ELS ESI Common Stock”) issued and outstanding immediately prior thereto and owned by Stephen R. Roux shall be converted into the right to receive, collectively, 200,000 shares of common stock, par value $0.0001 per share, of Resolve (“Resolve Common Stock”) for all shares of ELS ESI Common Stock so converted; and (ii) all shares of ELS ESI Common Stock issued and outstanding immediately prior thereto and owned by William J. Walton shall be converted into the right to receive, collectively, for all shares of ELS ESI Common Stock so converted (A) a promissory note from Resolve in the principal amount of $105,000, and (B) 25,000 shares of Resolve Common Stock (collectively, the “ELS ESI Merger Consideration”). On the Closing Date, Resolve will send irrevocable instructions to its transfer agent to issue certificates to Stephen R. Roux and William J. Walton representing 200,000 and 25,000 shares of Resolve Common Stock, respectively, to be issued hereunder. For purposes of this Agreement, the shares of Resolve Stock being issued hereunder are valued at $2.00 per share.

(b)  The shares of Resolve Common Stock to be issued as set forth in the above paragraph shall not be registered under state or federal securities laws but shall qualify as exempt from registration under Regulation D promulgated under the Securities Act of 1933 (“Act”) or other recognized exemptions from registration, and as such, shall be deemed to be restricted securities as defined in Rule 144(a)(3) of the Act. As such, the Resolve Common Stock shall include a customary form of restrictive legend which indicates that the shares may not be resold, transferred, pledged or hypothecated by the holder(s) thereof unless such shares are registered under the Act or in accordance with a legal opinion permitting such sale or transfer, which legal opinion shall be in form and substance acceptable to counsel for Resolve.

(c)  All equity of Merger Sub outstanding at the Effective Time shall be cancelled as of the Effective Time.

Section 1.12  Surrender of Certificates.

From and after the Effective Time, each holder of certificates representing shares of ELS ESI Common Stock converted by virtue of the Merger into the right to receive merger consideration, upon surrender of such certificates to Resolve (the “Exchange Agent”), shall be entitled forthwith to receive in exchange therefor, respectively, only the ELS ESI Merger Consideration to which such holder is entitled pursuant to the terms of this Agreement. Such conversion shall be complete and effective at the Effective Time without regard to the date or dates upon which outstanding certificates of common stock are surrendered for the applicable merger consideration.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF ELS ESI
Subject to the limitations of Section 6.04 hereof, ELS ESI represents and warrants to Merger Sub as of the Closing Date as set forth in this Article:

Corporate Existence and Qualification: Corporate Documents.

(a)  ELS ESI is duly organized, validly existing and in good standing under the laws of its state of incorporation and is not required to be qualified to do business as a foreign corporation in any other jurisdiction where the failure to so qualify would have a material adverse effect on it. ELS ESI has all requisite corporate power and authority to own its Properties and carry on its business as presently conducted. The copies of the Articles of Incorporation and Bylaws of ELS ESI attached to the Secretary’s Certificate for ELS ESI delivered pursuant to Section 2.04(c) are complete and reflect all amendments thereto through the date hereof.

(b)  The stock and minute books of ELS ESI have been made available to Merger Sub for review and contain a complete and accurate record of all shareholders of ELS ESI and all material actions of the shareholders and directors (and any committees thereof) taken at meetings of shareholders or directors of ELS ESI or by written consent.

(c)  ELS ESI has no subsidiaries, participates in any partnership or joint venture, or owns any outstanding capital stock of any other entity.

Section 2.02  Capitalization and Ownership

. As of the date of this Agreement, the entire authorized capital stock of ELS ESI is set forth on Exhibit A hereto, and all issued and outstanding shares of common stock of ELS ESI are owned of record and beneficially as set forth on Exhibit A hereto. All of the presently outstanding shares of common stock of ELS ESI have been validly authorized and issued and are fully paid and non-assessable. ELS ESI has not issued any other shares of its capital stock and there are no outstanding options, warrants, subscriptions or other rights or obligations to purchase or acquire any of such shares, nor any outstanding securities convertible into or exchangeable for such shares. Except as contemplated under this Agreement, or as set forth in Schedule 3.02 with respect to the Articles of Incorporation, By-Laws and certain Agreements, there are no agreements to which ELS ESI or its shareholders is a party regarding the issuance, registration, voting or transfer of its outstanding shares of its capital stock. No dividends are accrued but unpaid on any capital stock of ELS ESI.

Section 2.03  Preemptive Rights; Registration Rights

. ELS ESI’s Articles of Incorporation do not afford pre-emptive rights to any shareholder. There have been no shares of ELS ESI issued to which preemptive rights accrued or are outstanding. There are no registration rights affecting the issuance or sale of capital stock of ELS ESI.

Section 2.04  No Defaults or Consents

. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

(i)  violate or conflict with any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of ELS ESI;

(ii)  violate in any material respect any Legal Requirements applicable to ELS ESI;

(iii)  result in the creation of any lien, charge or other encumbrance on the shares of capital stock or any Property of ELS ESI; or

(iv)  require ELS ESI to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority except where the failure to so obtain or make would not have a Material Adverse Effect.

Section 2.05  No Proceedings

. No suit, action or other proceeding is pending or, to the Knowledge of ELS ESI, threatened before any Governmental Authority seeking to restrain ELS ESI or prohibit its entry into this Agreement or prohibit the Closing, or seeking damages against ELS ESI or its Properties, as a result of the consummation of the transactions contemplated by this Agreement.

Section 2.06  Absence of Certain Changes

. Since August 31, 2006, ELS ESI has not:

(a)  suffered any Material Adverse Change;

(b)  contracted for the purchase of any capital assets having a cost in excess of $10,000 or paid any capital expenditures in excess of $10,000, except in the ordinary course of business consistent with past practice;

(c)  incurred any indebtedness for borrowed money or issued or sold any debt securities, except in the ordinary course of business consistent with past practice;

(d)  incurred or discharged any material liabilities or obligations except in the ordinary course of business consistent with past practice;

(e)  paid any amount on any indebtedness prior to the due date, forgiven or canceled any material debts or claims or released or waived any material rights or claims, except in the ordinary course of business consistent with past practice;

(f)  mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of its Properties or Company Assets;

(g)  suffered any damage or destruction to or loss of any Company Assets (whether or not covered by insurance) that has materially adversely affected its business;

(h)  acquired or disposed of any material Company Assets except in the ordinary course of business consistent with past practice;

(i)  made any payments to any person or entity except in the ordinary course of business consistent with past practice or loaned any money to any person or entity that is not reflected in the Financial Statements;

(j)  formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

(k)  redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to change the terms and conditions of any such rights or paid any dividends or made any distribution to the holders of its capital stock;

(l)  entered into or terminated any material agreement with any person or group, or modified or amended in any material respect the terms of any existing agreement except in the ordinary course of business consistent with past practice;

(m)  received any indication from any customer or supplier that it intends to discontinue or change the terms of its relationship with ELS ESI;

(n)  materially changed its accounting methods; or

(o)  entered into any agreement (written or oral) to do any of the foregoing.

Section 2.07  Insurance

. ELS ESI has previously made available to Resolve a list of all insurance policies (including self insurance arrangements) with respect to the property, assets and operations of ELS ESI’s business and a summary of the loss experience of ELS ESI. All such insurance policies and arrangements are in full force and effect. There are no pending claims by ELS ESI relating to its business under such insurance policies as to which the insurers listed thereon have denied liability.

Section 2.08  Patents, Trademarks, Service Marks and Copyrights.

(a)  ELS ESI owns all material patents, trademarks, service marks and copyrights (collectively “Proprietary Rights”), if any, necessary to conduct its business, or possesses adequate licenses or other rights (except for licenses for the use of non-customized software), if any, therefor, without conflict with the rights of others.

(b)  To its knowledge, ELS ESI has the sole and exclusive right to use the Proprietary Rights without infringing or violating the rights of any third parties. To its knowledge, use of the Proprietary Rights does not require the consent of any other person and the Proprietary Rights are freely transferable. No claim has been asserted by any person to the ownership of or right to use any material Proprietary Right or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any material Proprietary Right. To its knowledge, each of the Proprietary Rights is valid and subsisting, has not been canceled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

Section 2.09  Title to Assets; Condition of Assets.

(a)  ELS ESI owns no real property.

(b)  ELS ESI has good and marketable title to its Company Assets (other than those disposed of in the ordinary course of business), free and clear of all security interests, liens, charges and other encumbrances, except for liens for taxes not yet due and payable or being contested in good faith in appropriate proceedings. All material facilities, machinery, equipment,

(c)  fixtures, vehicles and other properties owned, leased or used by ELS ESI are in good operating condition and repair, normal wear and tear excepted, are adequate and sufficient for the business of ELS ESI and conform in all material respects with all applicable ordinances, regulations and laws relating to their use and operation.

(d)  No shareholder of ELS ESI has any interest in any of the Company Assets except for salary, and no shareholder of ELS ESI has any financial interest in any transaction of ELS ESI.

Section 2.10  Compliance with Laws

. ELS ESI has all material franchises, Permits, licenses and other rights and privileges necessary to permit it to own its Properties and to conduct its businesses as presently conducted. The business and operations of ELS ESI have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations, and ELS ESI is not in violation of any judgment, law or regulation except where any such violation would not have a Material Adverse Effect. ELS ESI has not received any written notice from any Governmental Authority or any other person or entity regarding any actual, alleged or potential violation or failure to comply in any material respect with any Legal Requirement.

Section 2.11  Litigation; Default

. There are no claims, actions, suits, investigations or proceedings against ELS ESI pending or, to the Knowledge of ELS ESI, threatened in any court or before or by any Governmental Authority, or before any arbitrator, other than worker’s compensation claims that are covered by ELS ESI’s self insurance arrangement.

Section 2.12  Other Transactions

. Except as contemplated by this Agreement, ELS ESI has not entered into any agreements or arrangements and there are no pending offers or discussions concerning or providing for the merger or consolidation of ELS ESI, the sale of all or any substantial portion of its assets, the sale by ELS ESI of any securities of ELS ESI or any similar transaction affecting ELS ESI.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND RESOLVE
Each of Merger Sub and Resolve, jointly and severally, represents and warrants to ELS ESI as of the Closing Date that:

Section 3.01  Corporate Existence and Qualification; Corporate Documents

.  Each of Merger Sub and Resolve is duly organized, validly existing and in good standing under the laws of its state of jurisdiction, and is not required to be qualified to do business as a foreign corporation in any other jurisdiction where the failure to so qualify would have a material adverse effect on either of them. Each of Merger Sub and Resolve has all required corporate or limited liability company power and authority to own its properties and to carry on its business as presently conducted.

Section 3.02  Authority, Approval and Enforceability

. This Agreement and each other agreement to which Merger Sub or Resolve is a party have been duly executed and delivered by such entity, and each of Merger Sub and Resolve has all requisite corporate or limited liability company power and legal authority to execute and deliver this Agreement and each other agreement to which it is a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. This Agreement and each other agreement to which Merger Sub or Resolve is a party will constitute the legal, valid and binding obligations of such entity, enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equity remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

Section 3.03  No Defaults or Consents

. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

(a)  violate or conflict with any of the terms, conditions or provisions of the Articles of Incorporation or Organization or Code or Regulations or Bylaws of Merger Sub or Resolve;

(b)  violate any Legal Requirements applicable to Merger Sub or Resolve;

(c)  result in the creation of any lien, charge or other encumbrance on the shares of capital stock or any Property of Merger Sub or Resolve; or

(d)  require Merger Sub or Resolve to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority

Section 3.04  No Proceedings

. No suit, action or other proceeding is pending or, to the Knowledge of each of Merger Sub and Resolve, threatened before any Governmental Authority seeking to restrain Merger Sub or Resolve or prohibit either's entry into this Agreement or prohibit the Closing, or seeking damages against Merger Sub or Resolve or their Properties, as a result of the consummation of the transaction contemplated by this Agreement.

Section 3.05  Securities

. The authorized capital stock of Resolve is 50,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. The shares of Resolve Common Stock to be issued hereunder have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will be issued in compliance with all applicable federal and state securities laws. There are no outstanding options, warrants, subscriptions or other rights or obligations to purchase or acquire any of shares of Resolve Common Stock, nor any outstanding securities convertible into or exchangeable for such shares.

SURVIVAL

Section 3.06  Survival of Representations and Warranties

. Notwithstanding any right of any party hereto fully to investigate the affairs of any other party hereto and notwithstanding any knowledge of facts determined or determinable by any party hereto pursuant to such investigation or right of investigation, each of Merger Sub and Resolve, on the one hand, and ELS ESI, on the other hand, has the right to rely fully upon the representations, warranties, covenants and agreements of Merger Sub and Resolve and ELS ESI, as the case may be, contained in this Agreement, or in any certificate delivered pursuant to any of the foregoing; provided, that no party hereto shall be entitled to rely on any representation or warranty made by any other party hereto herein to the extent that such party has actual knowledge that such representation or warranty is untrue or incorrect in any material respect. All such representations and warranties shall survive the execution and delivery of this Agreement and the Closing hereunder, and, except as otherwise specifically provided in this Agreement, shall thereafter terminate and expire at the end of the twenty fourth (24th) month following the Closing Date, subject to the limitations on indemnification set forth in Section 6.04 hereof. Notwithstanding the foregoing, the representations and warranties set forth in Sections 3.01, 3.02, 3.09(b), 4.01 and 4.02, and all covenants and agreements, shall survive indefinitely and shall not terminate or expire.

ARTICLE IV.
INDEMNIFICATION
Section 4.01  Obligation of ELS ESI to Indemnify

. Subject to the limitations contained in Article V and Section 6.04 hereof, ELS ESI agrees to indemnify, defend and hold harmless Merger Sub and Resolve (and their Affiliates, successors and assigns and their respective officers and directors) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys’ fees and disbursements, but offset by any proceeds from insurance and taking into account the present value of any tax savings to Merger Sub and Resolve resulting from such losses, liabilities, damages, deficiencies, costs or expenses) (“Losses”) based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of ELS ESI contained in this Agreement.

Section 4.02  Obligation of Merger Sub and Resolve to Indemnify

. Each of Merger Sub and Resolve, jointly and severally, agrees to indemnify, defend and hold harmless ELS ESI from and against any Losses based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Merger Sub or Resolve contained in this Agreement.

Section 4.03  Notice and Opportunity to Defend.

(a)  Notice of Asserted Liability. Promptly after receipt by any party hereto (the “Indemnitee”) of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, the

(b)  Indemnitee shall give notice thereof (the “Claims Notice”) to any other party (or parties) obligated to provide indemnification pursuant to Section 6.01 or 6.02 (the “Indemnifying Party”). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

(c)  Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability at the sole cost of the Indemnifying Party. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate (but not control), at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend the claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

Section 4.04  Limitations on Indemnification

. The indemnification provided for in Sections 6.01 and 6.02 shall be subject to the following limitations:

(a)  ELS ESI shall not be obligated to pay any amounts for indemnification under this Article VI arising out of any Losses based upon, arising out of or otherwise in respect of any inaccuracy or breach disclosed to Merger Sub and Resolve prior to the Closing.

(b)  Neither ELS ESI nor Merger Sub and Resolve shall be obligated to pay any amounts for indemnification for breach of a representation or warranty under this Article VI, except those based upon, arising out of or otherwise in respect of Section 3.01, 3.02, 3.09(b), 4.01, or 4.02 hereof (which shall be indemnifiable from the first dollar), until the aggregate indemnification payments, exclusive of those payable with respect to Sections 3.01, 3.02, 3.09(b), 4.01, or 4.02 equals $1,000,000 (the “Deductible”), whereupon Merger Sub and Resolve, or ELS ESI, as the case may be, shall be obligated to pay any indemnification payments, in excess of the Deductible, in full. This Section 6.04(b) will not apply to any breach of any representation and warranty of which the breaching party had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by any party of any covenant or obligation.

(c)  After the Closing, the indemnification rights set forth in this Article VI shall be each party's sole and exclusive remedy against the other party for any breach of any representation, warranty or covenant contained in this Agreement. Notwithstanding the foregoing, nothing herein shall prevent any party from bringing an action based upon allegations of fraud in connection with this Agreement.

(d)

POST-CLOSING OBLIGATIONS

Section 4.05  Further Assurances

. Following the Closing, each of the parties shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

Section 4.06  Access to Records

. From and after the Closing, (i) ELS ESI shall (A) deliver to Resolve all books, records, files, agreements and other information relating to ELS ESI, and (B) use best efforts to permit Resolve and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the employees, counsel, accountants and other representatives of ELS ESI, in each case, to the extent and at all times reasonably requested by Resolve for the purpose of investigating or defending any claim made against Resolve in connection with periods ending on or before the Closing Date, and (ii) Resolve shall (A) permit ELS ESI and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, files, agreements and other information of or regarding ELS ESI, and (B) use its best efforts to permit ELS ESI and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the employees, counsel, accountants and other representatives of Resolve and its Affiliates, in each case, to the extent and at all times reasonably requested by ELS ESI, for the purpose of (I) investigating or defending any claim made against ELS ESI in connection with Article VI, or (II) with respect to any pre-Closing Date tax matters affecting ELS ESI.

ARTICLE V.
MISCELLANEOUS
Section 5.01  Brokers

. Regardless of whether the Closing shall occur, (i) ELS ESI shall indemnify and hold harmless Merger Sub and Resolve from and against any and all liability for any brokers or finders' fees arising with respect to brokers or finders retained or engaged by ELS ESI in respect of the transactions contemplated by this Agreement, and (ii) Merger Sub and Resolve, jointly and severally, shall indemnify and hold harmless ELS ESI from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Merger Sub and/or Resolve in respect of the transactions contemplated by this Agreement.

Section 5.02  Costs and Expenses

. Each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.

Section 5.03  Notices

. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

Merger Sub or Resolve: Resolve Staffing, Inc.
ELS Human Resource Solutions, Inc.

3235 Omni Drive
Cincinnati, OH 45245
Telecopy No.: (513) 943-4908

With a copy to:  Greg Bartko, Esq.
3475 Lenox Road, Suite 400
Atlanta, Georgia 30326
Telecopy No.: (404) 238-0551

ELS ESI:   c/o Employee Leasing Services, Inc.
3235 Omni Drive
Cincinnati, OH 45245
Attention: Ronald E. Heineman
Telecopy No.: (513) 943-4908

With a copy to:  Tracey A. Puthoff, Esq.
Taft, Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, OH 45202-3957
Telecopy No.: 513-381-0205

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, Notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

Section 5.04  Governing Law

. The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Ohio (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction).

Section 5.05  Entire Agreement, Amendments and Waivers

. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 5.06  Binding Effect and Assignment

. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their respective heirs, executors, legal representatives, permitted successors and assigns, any rights, benefits or obligations hereunder.

Section 5.07  Remedies

. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies provided by this Agreement.

Section 5.08  Exhibits and Schedules

. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference.

Section 5.09  Multiple Counterparts

. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 5.10  References

. Whenever required by the context, and as used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the person may require. References to monetary amounts and specific named statutes are intended to be and shall be construed as references to United States dollars and statutes of the United States, respectively, unless the context otherwise requires.

Section 5.11  Survival

. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing for the time period set forth in Section 6.01 hereof and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

ARTICLE VI.
DEFINITIONS
Capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in this Article IX, unless otherwise defined in this Agreement.

Section 6.01  Affiliate

. The term “Affiliate” shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person. The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

Section 6.02  Company Assets

. The term “Company Assets” shall mean, with respect to ELS ESI, all of the Properties, Contracts and Permits Used by ELS ESI as of the Closing Date.

Section 6.03  Governmental Authorities

. The term “Governmental Authorities” shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

Section 6.04  Knowledge

. The term “Knowledge” shall mean the actual knowledge of a party and, in the case of ELS ESI, of any of its directors or executive officers with respect to the representation being made.

Section 6.05  Legal Requirements

. The term “Legal Requirements”, when described as being applicable to any person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person's business, operations or Properties.

Section 6.06  Material Adverse Change

. The term “Material Adverse Change” shall mean a material adverse change in ELS ESI’s condition (financial or otherwise), operations, results of operations, business, Properties or liabilities.

Section 6.07  Material Adverse Effect

. The term “Material Adverse Effect” shall mean a material adverse effect on ELS ESI’s operations, business, Properties, financial condition or results of operations.

Section 6.08  Permits

. The term “Permits” shall mean any and all permits or orders under any Legal Requirement or otherwise granted by any Governmental Authority.

Section 6.09  Properties

. The term “Properties” shall mean any and all properties and assets (real, personal or mixed, tangible or intangible).

Section 6.10  Regulations

. The term “Regulations” shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Code.

Section 6.11  Taxes or Tax

. The term “Taxes” or “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, gift, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

Tax Returns

. The term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 6.12  Used

. The term “Used” shall mean, with respect to the Properties, Contracts or Permits of ELS ESI, those owned, leased, licensed or otherwise held by ELS ESI which were acquired for use or held for use by ELS ESI in connection with ELS ESI’s business and operations, whether or not reflected on the books of account.

EXECUTED as of the date first written above.

ELS EMPLOYER MERGER SUB LLC

By: Resolve Staffing, Inc.,
Sole member

By:
Donald E. Quarterman
Director and Authorized
Representative

RESOLVE STAFFING, INC.

By:_________________________________
Donald E. Quarterman
Director and Authorized
Representative

ELS EMPLOYER SERVICES, INC.

By:_________________________________
Stephen R. Roux
President

Exhibit A

Capitalization

ELS Employer Services, Inc.

Authorized Capital Stock = 60,000 shares
No. of Shares Owned

William J. Walton     280
Stephen R. Roux     720

Schedule 3.02

Agreements

1.
Agreement dated as of December 31, 2002, by and between ELS Administrative Services, LLC, Rockmor Group, Inc., Foxstar, Inc., Luxor Solutions, Inc., ELS Employer Services, Inc., Streamline Management, Inc., Imperial Human Resources, Inc., Rio Services, Inc., Integrated Payroll Solutions, Inc., ELS Advantage, Inc., ELS Outsource Services, Inc., and ELS Employer Services, Inc.

2.	Management Agreement dated as of December 31, 2002, between ELS Employer Services, Inc. and ELS Administrative Services, LLC.